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                                                                     EXHIBIT 4.9

                              STANDSTILL AGREEMENT

          This STANDSTILL AGREEMENT (this "Agreement") dated as of July 9, 2001 among Imax Corporation, a corporation organized under the laws of Canada (the "Company"), Richard L. Gelfond ("Gelfond") and Bradley J. Wechsler ("Wechesler").

          WHEREAS, Gelfond and Wechsler are beneficial owners of common shares of the Company ("Common Shares");

          WHEREAS, in 1999 Gelfond, Wechsler, the Company, Wasserstein Perella Partners, L.P., Wasserstein Perella Offshore Partners, L.P., WPPN, Inc. and the Michael Biondi Voting Trust entered into a Second Amended and Restated Shareholders' Agreement (the "1999 Shareholders' Agreement"), a Registration Rights Agreement (the "1999 Registration Rights Agreement") and an Amended and Restated Standstill Agreement; and

          WHEREAS, this Agreement is being entered into pursuant to Section 3(c)(iv) of the 1999 Shareholders' Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereto agree as follows;

          SECTION 1 COVENANTS OF GELFOND AND WECHSLER.

          (a) Prohibited Transactions Involving the Company. Each of Gelfond and Wechsler agrees with the Company that he will not, and will cause each "affiliate" "controlled" by him, as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each referred to herein as an "Affiliate") (whether or not such person or entity is such an Affiliate or associate on the date hereof), not to, directly or indirectly:

          (i) make, or in any way participate in, directly or indirectly, any solicitation of proxies, or become a "participant" in any solicitation or "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act), with respect to the Company or any successor or seek to influence any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any voting securities of the Company or any successor;

          (ii) initiate, propose or otherwise solicit shareholders of the Company or any successor for the approval of one or more proposals submitted to the shareholders for a vote with respect to the Company or any successor;

          (iii) deposit any voting securities of the Company or any successor in a voting) trust or subject any such voting securities to any agreement or arrangement with respect to the voting of such voting securities, other than any such trust, agreement or arrangement whereby he or any Affiliate controlled by him have the right to vote such securities and continue to be bound by this Agreement or other arrangements entered into for tax purposes whereby the party having the right to vote such securities agrees to be bound by the terms of this Agreement;


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          (iv) acquire or affect, or attempt to acquire or affect, control of the Company or any successor or directly or indirectly participate in, or encourage the formation of, any group (within the meaning of Section 13(d)(3) of the Exchange Act) which owns or seeks to acquire beneficial ownership of voting securities of the Company or any successor, or to acquire or affect control of the Company or any successor;

          (v) except though normal procedures of the Board of Directors (the "Board") of the Company or any successor, otherwise act, alone or in concert with others, to seek to control or to influence in any manner the management, Board, policies or affairs of the Company or any successor, or propose or seek to effect any form of business combination transaction with the Company, any successor or any Affiliate thereof or any restructuring, recapitalization or similar transaction with respect to any thereof; or

          (vi) encourage or render advice to or make any recommendation or proposal to any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) to engage in any of the actions covered by clauses (i) through (v) of this Section 1(a), or render advice with respect to voting securities of the Company or any successor, without the consent of the Company or any successor.

          Nothing herein shall restrict Gelfond or Wechsler from (A) acquiring any Common Shares of the Company unless, following such acquisition, they are the beneficial owners (in the aggregate) of more than 15,900,000 Common Shares, as such number shall be adjusted to take into account any stock dividend, stock split, reverse stock split, recapitalization or other similar transaction after the date hereof or (B) taking any action in his capacity as an officer or employee of the Company or any of its subsidiaries, including as Co-Chief Executive Officer or Co-Chairman of the Company.

          For purposes of this Agreement, the term "voting securities" shall mean (x) any securities which are entitled to vote generally in the election of directors of the Company or any successor, and (y) any options, warrants, rights or securities of the Company or any successor which by their terms may be convertible into or exchangeable for any security described in clause (x) above.

          (b) Voting of Voting Securities. Each of Gelfond and Wechsler agrees with the Company that he will, and will cause each Affiliate he controls to:

          (i) be present, in person or by proxy, at all meetings of shareholders of the Company or any successor, so that all voting securities beneficially owned by him or any of his Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings;

          (ii) vote or cause to be voted at any meeting of shareholders of the Company or any successor any voting securities owned by him or any of his Affiliates in favor of each person nominated by the Board or any successor for election as a director of the Company or any successor; and


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          (iii) not to vote or cause to be voted at any meeting of shareholders of the Company or any successor any voting securities owned by him or any of his Affiliates in any way that is inconsistent with this Agreement.

          SECTION 2. [INTENTIONALLY OMMITTED]

          SECTION 3. REPRESENTATIONS AND WARRANTIES.

          Each of the Company, Gelfond and Wechsler represents and warrants to the other parties to this Agreement that (a) it is duly authorized to execute and deliver, and to perform its obligations under, this Agreement; (b) this Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) the execution and delivery of this Agreement by such party does not, and the performance by such party of its obligations hereunder will not (i) constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, instrument, understanding, arrangement or restriction of any kind to which it is a party or by which it is bound or any judgment, decree or order applicable to it, or (ii) violate any provision of law applicable to it or require any consent or approval of, or filing with or notice to any public body or authority under any provision of law applicable to it.

          SECTION 4. TERM OF AGREEMENT.

          (a) Initial Term. This Agreement shall be effective from the date hereof and shall terminate on July 8, 2002, unless extended by Gelfond and Wechsler pursuant to Section 4(b) below.

          (b) Extensions. Gelfond and Wechsler may, from time to time, extend the term of this Agreement beyond July 8, 2002 for additional one year terms (but no event beyond March 1, 2004) upon written notice delivered to the Company 10 business days prior to the expiration of the term (as it may be extended from time to time) of this Agreement.

          SECTION 5. MISCELLANEOUS.

          (a) Specific Performance. The parties hereto acknowledge that in the event of any breach of the provisions of this Agreement, the nonbreaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that, in addition to any other remedy to which a party may be entitled at law or in equity, the obligations of the parties hereunder shall be specifically enforceable and no party shall take any action to impede the other from seeking to enforce such right of specific performance.

          (b) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their directors, officers, heirs, legal representatives, successors and assigns.

          (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt, shall be in writing and shall be delivered in person, by telecopy, telegram or telex, or by mail (registered or certified mail, postage prepaid, return receipt requested) as follows:


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                  if to the Company, to:

                  Imax Corporation
                  110 East 59th Street
                  Suite 2100
                  New York, New York 10022
                  Telecopier; (212) 371-5510
                  Attention:  Chief Executive Officer

                  with a copy to:

                  Imax Corporation
                  2525 Speakman Drive
                  Mississauga, Ontario
                  L5K lBl Canada
                  Telecopier: (905) 403-6468
                  Attention:  Corporate Secretary

                  and a copy to:

                  McCarthy Tetrault
                  Suite 4700
                  Toronto Dominion Bank Tower
                  Toronto Dominion Centre
                  Toronto, Ontario
                  M5K IE6 Canada
                  Telecopier: (416) 868-0673
                  Attention:  Garth M. Girvan

                  and a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York 10006
                  Telecopier: (212) 225-2434
                  Attention:  Christopher E. Austin

                  If to Gelfond, to:

                  Richard L. Gelfond
                  2 Squabble Lane
                  Southampton, New York 11969

                  with a copy to;

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York 10006



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                  Telecopier: (212) 225-2434
                  Attention:  Christopher E. Austin

                  if to Wechsler, to:

                  Bradley J. Wechsler
                  88 East Mile Patent Road
                  Bedford, New York 10506

                  with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York 10006
                  Telecopier: (212) 225-2434
                  Attention:  Christopher E. Austin

or to such other address as either party may have furnished to the other in writing in accordance herewith.

          (d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada without regard to principles of conflicts of laws.

          (e) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (f) Entire Agreement; Amendment; Waiver. This Agreement, together with the 1999 Shareholders' Agreement and the 1999 Registration Rights Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof, including, without limitation, the Shareholders' Agreement dated June 16, 1994 and the Standstill Agreement dated June 16, 1994 among the Company and certain of the parties hereto. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by the Company, Gelfond and Wechsler in the case of an amendment or by the party which is the beneficiary of any such provision in the case of a waiver or a consent to departure therefrom. Any waiver by a party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision or any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.



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          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

                                   IMAX CORPORATION



                                   By         "Robert D. Lister"
                                       ----------------------------------
                                       Name:  Robert D. Lister
                                       Title: Exec. VP, Legal Affairs
                                              & General Counsel




                                   By         "G. Mary Ruby"
                                       ----------------------------------
                                       Name:  G. Mary Ruby
                                       Title: Sr. VP, Legal Affairs
                                              & Corporate Secretary




                                              "Richard L. Gelfond"
                                       ----------------------------------
                                       Richard L. Gelfond



                                              "Bradley J. Wechsler"
                                       ----------------------------------
                                       Bradley J. Wechsler




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